Exhibit 10.3

CHANGE-IN-CONTROL SEVERANCE AGREEMENT

THIS CHANGE-IN-CONTROL SEVERANCE AGREEMENT (the “Agreement”) is made as of November 13, 2009 (the “Effective Date”), by and between KINDRED HEALTHCARE OPERATING, INC., a Delaware corporation (or as appropriate, one of its indirect subsidiaries) (the “Company”) and Frank J. Battafarano (the “Employee”).

RECITALS:

A. The Employee is employed by the Company or a direct or indirect subsidiary of the Company, itself a wholly owned subsidiary of Kindred Healthcare, Inc. (the “Parent”).

B. The Company recognizes that the Employee’s contribution to the Company’s growth and success has been and continues to be significant.

C. The Company wishes to encourage the Employee to remain with and devote full time and attention to the business affairs of the Company and wishes to provide income protection to the Employee for a period of time in the event of a Change in Control.

D. The Company and the Employee voluntarily cancelled that certain change-in-control severance agreement, dated as of December 18, 2008, between the Company and the Employee in consideration for entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

1. Definitions.

a. “Base Salary” shall mean the Employee’s regular annual rate of base pay in gross as of the date in question as elected under Paragraph 3(a).

b. “Cause” shall mean the Employee’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (ii) willful and material breach by Employee of his duties and responsibilities, which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of the Company, but with respect to (ii) only if the Board of Directors of Parent (the “Board”) adopts a resolution by a vote of at least 75% of its members so finding after giving the Employee and his attorney an opportunity to be heard by the Board.

c. “Change in Control” The term “Change in Control” shall mean any one of the following events occurring after the date of this Agreement:

(i) An acquisition (other than directly from Parent) of any voting securities of Parent (the “Voting Securities”) by any “Person” (as defined in Paragraph 1(f) hereof) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) of 20% or more of the combined voting power of Parent’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in an acquisition by (i) Parent or any of its subsidiaries, (ii) an employee benefit plan (or a trust forming a part thereof) maintained by Parent or any of its subsidiaries or (iii) any Person in connection with an acquisition referred to in the immediately preceding clauses (i) and (ii) shall not constitute an acquisition which would cause a Change in Control.

(ii) The individuals who, as of the Effective Date, constituted the Board of Directors of Parent (the “Incumbent Board”) cease for any reason to constitute over 50% of the Board; provided, however, that if the election, or nomination for election by Parent’s stockholders, of any new director was approved by a vote of over 50% of the Incumbent Board, such new director shall, for purposes of this Section 1(c)(ii), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Parent (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(iii) Consummation of a merger, consolidation or reorganization involving Parent, unless each of the following events occurs in connection with such merger, consolidation or reorganization:

(A) the stockholders of Parent, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, over 50% of the combined voting power of all voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Company”) over which any Person has Beneficial Ownership in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute over 50% of the members of the board of directors of the Surviving Company; and

(C) no Person (other than Parent, any of its subsidiaries, any employee benefit plan (or any trust forming a part thereof) maintained by Parent, the Surviving Company or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 20% or more of the then outstanding Voting Securities) has Beneficial Ownership of 20% or more of the combined voting power of the Surviving Company’s then outstanding voting securities.

(iv) Approval by Parent’s stockholders of a complete liquidation or dissolution of Parent.

(v) Approval by Parent’s stockholders of an agreement for the sale or other disposition of all or substantially all of the assets of Parent to any Person (other than a transfer to a subsidiary of Parent).

(vi) Any other event that the Board shall determine constitutes an effective Change in Control of Parent.

(vii) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by Parent which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by Parent, and after such share acquisition by Parent, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

d. “Change-in-Control Date” shall mean the date immediately prior to the effectiveness of the Change in Control.

e. “Good Reason” The Employee shall have good reason to terminate employment with the Company if (i) the Employee’s title, duties, responsibilities or authority is reduced or diminished from those in effect on the Change-in-Control Date without the Employee’s written consent; (ii) the Employee’s compensation is reduced; (iii) the Employee’s benefits are reduced, other than pursuant to a uniform reduction applicable to all managers of the Company; or (iv) the Employee is asked to relocate his office to a place more than 30 miles from his business office on the Change-in-Control Date.

f. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the 1934 Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

g. “Target Bonus” shall mean the Employee’s target annual short-term incentive bonus for the calendar year in which the date in question occurs.

h. “Termination of Employment” shall mean (i) the termination of the Employee’s employment by the Company other than such a termination in connection with an offer of immediate reemployment by a successor or assign of the Company or a purchaser of the Company or its assets under terms and conditions which would not permit the Employee to terminate his employment for Good Reason; or (ii) the Employee’s termination of employment with the Company for Good Reason.

2. Term. The initial term of this Agreement shall be for a three-year period commencing on the Effective Date (the “Term”). The Term shall be automatically extended by one additional day for each day beyond the Effective Date that the Employee remains employed by the Company until such time as the Company elects to cease such extension by giving written notice of such election to the Employee. In such event, the Agreement shall terminate on the third anniversary of the effective date of such election notice. Notwithstanding the foregoing, this Agreement shall automatically terminate if and when the Employee terminates his employment with the Company other than in connection with a Change-in-Control or two years after the Change-in-Control Date, whichever first occurs.

3. Severance Benefits. If at any time following a Change in Control and continuing for two years thereafter, the Company terminates the Employee without Cause, or the Employee terminates employment with the Company for Good Reason, then as compensation for services previously rendered the Employee shall be entitled to the following benefits:

a. Cash Payment. The Employee shall be paid a cash severance payment equal to three times the greater of:

(i) the sum of the Employee’s Base Salary and Target Bonus as of the Termination of Employment, or

(ii) the sum of the Employee’s Base Salary and Target Bonus as of the Change-in-Control Date.

Payment shall be made in a single lump sum upon the effective date of Employee’s Termination of Employment. For purposes of clarification, the Employee shall not be entitled to payment of an annual bonus (or pro-rated portion thereof) pursuant to the applicable short-term incentive plan of the Company for the year in which the Employee’s Termination of Employment occurs. Notwithstanding anything herein to the contrary, if at the time of Employee’s separation from service Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”) and the deferral of the payment payable pursuant to this Section 3(a) is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payment to which Employee would otherwise be entitled during the first six months following his separation from service shall be deferred and accumulated (without any reduction in such payment ultimately paid to Employee) for a period of six months from the date of separation from service and paid in a lump sum on the first day of the seventh month following such separation from service (or, if earlier, the date of Employee’s death), together with interest during such period at a rate computed by adding 2.00% to the Prime Rate as published in the Money Rates section of the Wall Street Journal, or other equivalent publication if the Wall Street Journal no longer publishes such information, on the first publication date of the Wall Street Journal or equivalent publication after the date of Employee’s separation from service (provided that if more than one such Prime Rate is published on any given day, the highest of such published rates shall be used).

b. Continuation of Benefits.

(i) For a period of three years following the Termination of Employment (the “Benefit Continuation Period”), the Employee shall be treated as if Employee had continued to be an executive for all purposes under the Company’s health insurance plan and dental insurance plan; or if the Employee is prohibited from participating in such plans, the Company shall otherwise provide such benefits. Employee shall be responsible for any employee contributions for such insurance coverage. Following the Benefit Continuation Period, Employee shall be entitled to receive continuation coverage under Part 6 of Title I of ERISA (“COBRA Benefits”) by treating the end of this period as the applicable qualifying event (i.e., as a termination of employment) for purposes of ERISA Section 603(2)) and with the concurrent loss of coverage occurring on the same date, to the extent allowed by applicable law.

(ii) For the Benefit Continuation Period, the Company shall maintain in force, at its expense, the Employee’s life insurance in effect under the Company’s voluntary life insurance benefit plan as of the Change-in-Control Date or as of the date of Termination of Employment, whichever coverage limits are greater. For purposes of clarification, the portion of the premiums in respect of such voluntary life insurance for which Employee and the Company are responsible, respectively, shall be the same as the portion for which the Company and Employee are responsible, respectively, immediately prior to the date of Termination of Employment or the Change-in-Control Date, as applicable.

(iii) For the Benefit Continuation Period, the Company shall provide short-term and long-term disability insurance benefits to Employee equivalent to the coverage that the Employee would have had had Employee remained employed under the disability insurance plans applicable to Employee on the date of Termination of Employment, or, at the Employee’s election, the plans applicable to Employee as of the Change-in-Control Date. Should Employee become disabled during such period, Employee shall be entitled to receive such benefits, and for such duration, as the applicable plan provides. For purposes of clarification, the portion of the premiums in respect of such short-term and long-term disability benefits for which Employee and the Company are responsible, respectively, shall be the same as the portion for which Employee and the Company are responsible, respectively, immediately prior to the date of Termination of Employment or the Change-in-Control Date, as applicable.

(iv) Notwithstanding anything in this Agreement to the contrary, in no event shall the provision of in-kind benefits pursuant to this Section 3 during any taxable year of Employee affect the provision of in-kind benefits pursuant to this Section 3 in any other taxable year of Employee.

c. Retirement Savings Plan. Within fifteen (15) days after the date of Termination of Employment, the Company shall pay to Employee a cash payment in an amount,

if any, necessary to compensate Employee for the Employee’s unvested interests under the Company’s retirement savings plan which are forfeited by Employee in connection with the Termination of Employment.

d. Plan Amendments. The Company shall adopt such amendments to its employee benefit plans, if any, as are necessary to effectuate the provisions of this Agreement.

e. Fringe Benefits. Following the Employee’s Termination of Employment, the Employee shall receive the computer that Employee is utilizing as of the date of such Termination of Employment. In addition, following Employee’s Termination of Employment, Employee shall be entitled to be reimbursed for any legal or accounting services utilized by Employee to minimize any personal income tax obligations arising from the Change in Control, in an amount not to exceed $5,000, such reimbursement shall be made in the calendar year following the calendar year in which the separation from service occurs, subject to the Company’s receipt of appropriate invoices from the Employee evidencing the expenses to be reimbursed.

f. General Release of Claims. Notwithstanding anything herein to the contrary, the amounts payable pursuant to this Section 3 are subject to the condition that Employee has delivered to the Company an executed copy of an irrevocable general release of claims in a form satisfactory to the Company within the 60 day period immediately following the Employee’s separation from service (the “Release Period”). Any payment that otherwise would be made prior to Employee’s delivery of such executed release pursuant to this Section 3 shall be paid on the first business day following the conclusion of the Release Period; provided that in-kind benefits provided pursuant to subsections (b)(i), (ii) and (iii) of this Section 3 shall continue in effect after separation from service pending the execution and delivery of such release for a period not to exceed 60 days; provided further that if such release is not executed and delivered within such 60-day period, Employee shall reimburse the Company for the full cost of coverage during such period.

4. No Mitigation Required or Setoff Permitted. In no event shall Employee be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Employee under the terms of this Agreement, and all such amounts shall not be reduced whether or not Employee obtains other employment. Further, the Company’s and Parent’s obligations to make any payments hereunder shall not be subject to or affected by any setoff, counterclaims or defenses which the Company or Parent may have against Employee or others.

5. Waiver of Other Severance Benefits. The benefits payable pursuant to this Agreement are in lieu of any other severance benefits which may otherwise be payable by the Company or its affiliates to the Employee upon termination of employment pursuant to a severance program of the Company or its affiliates (including, without limitation, any benefits to which Employee might otherwise be entitled under any employment agreement or other severance or change in control or similar agreement between Employee and the Company or any of its affiliates).

6. Employment at Will. Notwithstanding anything to the contrary contained herein, the Employee’s employment with the Company is not for any specified term and may be terminated by the Employee or by the Company at any time, for any reason, with or without cause, without any liability, except with respect to the payments provided hereunder or as required by law or any other contract or employee benefit plan.

7. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the arbitration and all attorneys’ and accountants’ fees of the Employee in connection therewith, including any litigation to enforce any arbitration award.

8. Non-solicitation. During the Term and for a period of one year thereafter (collectively, the “Non-solicitation Period”), Employee shall not directly or indirectly, individually or on behalf of any person other than the Company, aid or endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliates in order to accept employment with Employee or any other person, corporation, limited liability company, partnership, sole proprietorship or other entity. If the restrictions set forth in this section would otherwise be determined to be invalid or unenforceable by a court of competent jurisdiction, the parties intend and agree that such court shall exercise its discretion in reforming the provisions of this Agreement to the end that the Employee will be subject to a non-solicitation covenant which is reasonable under the circumstances and enforceable by the Company. It is agreed that no adequate remedy at law exists for the parties for violation of this section and that this section may be enforced by any equitable remedy, including specific performance and injunction, without limiting the right of the Company to proceed at law to obtain such relief as may be available to it. The running of the Non-solicitation Period shall be tolled for any period of time during which Employee is in violation of any covenant contained herein, for any reason whatsoever.

9. Successors; Binding Agreement. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving corporation, or upon any transfer of all or substantially all of the Company’s stock or assets. In the event of such merger, consolidation or transfer, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or corporation to which such stock or assets of the Company shall be transferred.

10. Notices. Any notice or other communication hereunder shall be in writing and shall be effective upon receipt (or refusal of receipt) if delivered personally, or sent by overnight courier if signature for the receiving party is obtained, or sent by certified or registered mail, postage prepaid, to the other party at the address set forth below:

If to the Company:	Kindred Healthcare Operating, Inc. 680 South Fourth Street Louisville, KY 40202 Attention: General Counsel

If to Employee:	Frank J. Battafarano 680 South Fourth Street Louisville, KY 40202

Either party may change its specified address by giving notice in writing to the other.

11. Indemnification. The Company shall indemnify, defend and hold the Employee harmless from and against any liability, damages, costs and expenses (including attorneys’ fees) in connection with any claim, cause of action, investigation, litigation or proceeding involving him by reason of his having been an officer, director, employee or agent of the Company, except to the extent it is judicially determined that the Employee was guilty of gross negligence or willful misconduct in connection with the matter giving rise to the claim for indemnification. This indemnification shall be in addition to and shall not be substituted for any other indemnification or similar agreement or arrangement which may be in effect between the Employee and the Company or may otherwise exist. The Company also agrees to maintain adequate directors and officers liability insurance, if applicable, for the benefit of Employee for the term of this Agreement and for five years thereafter.

12. ERISA. Many or all of the employee benefits addressed in Paragraph 3(b) and (c) exist under plans which constitute employee welfare benefit plans (“Welfare Plans”) within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Any payments pursuant to this Agreement which could cause any of such Plans not to constitute a Welfare Plan shall be deemed instead to be made pursuant to a separate “employee pension benefit plan” within the meaning of Section 3(2) of ERISA or a “top hat” plan under Section 201(2) of ERISA as to which the applicable portions of the document constituting the Welfare Plan shall be deemed to be incorporated by reference. None of the benefits hereunder may be assigned in any way.

13. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, which other provision shall remain in full force and effect.

14. Interpretation. The headings used herein are for convenience only and do not limit or expand the contents of this Agreement. Use of any male gender pronoun shall be deemed to include the female gender also.

15. No Waiver. No waiver of a breach of any provision of this Agreement shall be construed to be a waiver of any other breach of this Agreement. No waiver of any provision of this Agreement shall be enforceable unless it is in writing and signed by the party against whom it is sought to be enforced.

16. Survival. Any provisions of this Agreement creating obligations extending beyond the term of this Agreement shall survive the expiration or termination of this Agreement, regardless of the reason for such termination.

17. Amendments. Any amendments to this Agreement shall be effective only if in writing and signed by the parties hereto.

18. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

19. Governing Law. This Agreement shall be interpreted in accordance with and governed by the law of the State of Delaware.

20. Section 409A. If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Employee to incur any additional tax or interest under Section 409A of the Code, the Company shall reform such provision to comply with 409A and agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to Employee of the applicable provision; provided that nothing herein shall require the Company to provide Employee with any gross-up for any tax, interest or penalty incurred by Employee under Section 409A of the Code.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

22. Cancellation of Prior Agreement. The Company and the Employee hereby acknowledge and agree that this Agreement is intended to and does hereby replace that certain change-in-control severance agreement, dated as of December 18, 2008 between Company and the Employee, and that such agreement is cancelled, terminated and of no further force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KINDRED HEALTHCARE OPERATING, INC.

By:	/s/ Paul J. Diaz
Paul J. Diaz
President and Chief Executive Officer

Solely for the purposes of
Sections 3, 4 and 11:

KINDRED HEALTHCARE, INC.

By:	/s/ Paul J. Diaz
Paul J. Diaz
President and Chief Executive Officer

/s/ Frank J. Battafarano
Frank J. Battafarano